Exhibit 99.1
PolyMedix Announces Results of Special Meeting,

Effective Date of Reverse Stock Split

Radnor, PA (March 15, 2013) - PolyMedix, Inc. (OTCBB: PYMX), a biotechnology company developing small-molecule drugs designed to mimic the activity of host defense proteins (HDPs) for the treatment of infectious diseases and innate immune disorders, today announced that its stockholders voted overwhelmingly to approve a reverse stock split of the company’s common stock at a ratio of up to fifty-for-one.  The company’s board of directors subsequently fixed the reverse stock split ratio at fifty-for-one and fixed the record date for the reverse stock split.

The fifty-for-one reverse stock split of PolyMedix’s common stock will take effect at 5:00 p.m. ET on Friday, March 15, 2013.  The Company’s common stock will begin trading on a post-split basis on Monday, March 18, 2013.  Stockholders at the effective time will receive one new share of common stock for every fifty shares that they hold.  PolyMedix will not issue any fractional shares as a result of the reverse split.  Instead, PolyMedix stockholders who otherwise would have been entitled to a fraction of a share will receive a full share of common stock.

The primary purposes for the reverse stock split are to increase the per share price of the company’s common stock to meet the listing requirements of The NASDAQ Stock Market and to facilitate a public offering of up to $25 million of common stock.  The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

PolyMedix’s stockholders also approved a reduction of the number of authorized shares of common stock from 250,000,000 to 25,000,000.

The offering of the shares will be made under the company’s shelf registration statement, which was previously filed with, and declared effective by, the Securities and Exchange Commission.  The offering may be made only by means of a preliminary prospectus supplement and an accompanying prospectus, copies of which may be obtained from Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY 10019, telephone: 212-813-1010 or email: prospectus@aegiscap.com.

The preliminary prospectus supplement, the accompanying prospectus and this press release are not offers to sell any securities of the company and are not soliciting an offer to buy such securities in any state where such offer and sale is not permitted.

About PolyMedix, Inc.

PolyMedix is a clinical stage biotechnology company developing small-molecule drugs designed to mimic the activity of host defense proteins (HDPs) for the treatment of infectious diseases and innate immunity disorders.  PolyMedix’s compounds are designed to imitate the mechanism of action of HDPs, which contribute to natural human immunity. In contrast to existing antibiotics, PolyMedix’s brilacidin, was designed to exploit a method of bacterial cell killing, via biophysical membrane attack, against which bacteria have not shown development of resistance in multiple preclinical studies. Brilacidin showed efficacy similar to an active control, and was safely administered in a Phase 2 clinical trial in patients with ABSSSI caused by Staphylococcus aureus bacteria (including methicillin-resistant Staphylococcus aureus (MRSA)).  PolyMedix has plans to initiate a Phase 2B dose optimization study with brilacidin in ABSSSI patients and also to develop brilacidin as a topical treatment for radiation and chemotherapy-induced cancer oral mucositis, a common and often debilitating complication of cancer treatments.

For more information, please visit PolyMedix’s website at www.polymedix.com.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions that could cause PolyMedix’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward looking statements. PolyMedix has in some cases identified forward-looking statements by using words such as “anticipates,” “believes,” “hopes,” “estimates,” “looks,” “expects,” “plans,” “intends,” “goal,” “potential,” “may,” “suggest,” and similar expressions. Among other factors that could cause actual results to differ materially from those expressed in forward-looking statements are PolyMedix’s need for, and the availability of, substantial capital to fund its operations, planned clinical trials and research and development, and the fact that PolyMedix’s compounds may not successfully complete pre-clinical or clinical testing, or be granted regulatory approval to be sold and marketed in the United States or elsewhere. A more complete description of these risk factors is included in PolyMedix’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. PolyMedix undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by applicable law or regulation.

For further information contact:

Lona Cornish
484-598-2400
lcornish@polymedix.com